UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 27, 2010

Landry's Restaurants, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-22150	76-0405386
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1510 West Loop South, Houston, Texas		77027
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-850-1010

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[x]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On April 27, 2010, Landry’s Restaurants, Inc., a Delaware corporation ("Landry’s" or the "Company") announced that after lengthy negotiations with the Special Committee, made up of outside non-employee directors, and attorneys representing the plaintiff in a lawsuit pending in Delaware, Tilman J. Fertitta has reached a tentative agreement with the plaintiff's attorneys to settle the stockholder derivative claim and certain other claims in connection with Mr. Fertitta's proposal to merge Landry's into his wholly-owned company. Pursuant to the tentative agreement, Mr. Fertitta has agreed to increase the price to be paid to the Landry's stockholders to $21.00 per share in cash in a merger of the Fertitta affiliate with Landry's.

Mr. Fertitta's proposal is subject to further consideration by and approval of the Special Committee and the Special Committee obtaining a fairness opinion from its independent financial advisor as to the financial terms of the proposal. If approved and recommended by the Committee, the proposal must be approved by the entire Landry's Board. There can be no assurance that a final agreement will be reached. Any final agreement will be subject to approval by the Company's stockholders, including approval by the holders of a majority of the Company's common stock not owned by Mr. Fertitta. The partial settlement of the lawsuit also requires approval by the court after notice and a fairness hearing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits
Exhibit No. Description

99.1 Press Release dated April 27, 2010.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Landry's Restaurants, Inc.

April 27, 2010	By:	Steven L. Scheinthal

Name: Steven L. Scheinthal
Title: EVP & General Counsel

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated April 27, 2010.